Exhibit 99.1

MSL ANNOUNCES $25 MILLION PRIVATE PLACEMENT OF CONVERTIBLE

PREFERRED STOCK

CONCORD, MA, (July 2, 2003) - Manufacturers’ Services Limited [NYSE: MSV], a global electronics manufacturing and supply-chain services company, announced today that it has entered into definitive agreements for the private placement of $25 million of the Company’s 4.5% Series B convertible preferred stock and warrants to purchase common stock. The Company intends to use the net proceeds from the private placement for general corporate purposes, including working capital to support new growth, capital expenditures and potential acquisitions. The private placement is expected to close on or about July 3, 2003.

The Series B preferred stock may be converted into the Company’s common stock at the option of the holder prior to the scheduled redemption date of July 3, 2008. The initial conversion price is $5.90, which represents a 17.5% premium over the closing price of the Company’s stock on July 1, 2003. The preferred stock also may be redeemed by the Company under certain circumstances at any time after July 3, 2006. The private placement includes warrants to purchase 1,165,254 shares of common stock that are exercisable during the next five years at an initial exercise price of $6.275 per share. The Company may require the exercise of the warrants under certain circumstances prior to their expiration date.

US Bancorp Piper Jaffray acted as lead placement agent and RBC Capital Markets acted as co-placement agent in this financing. The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

Contact:
Dave Holt
(978) 371-5457
david.holt@msl.com